EX-99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2010, relating to the financial statements and financial highlights which appears in the October 31, 2010 Annual Report to Shareholders of Credit Suisse Commodity Return Strategy Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Management of the Fund” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
February 22, 2011